UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dryden California Municipal Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

JennisonDryden is proposing to merge two municipal bond funds that provide tax advantages to California residents in what is expected to be a larger, more efficient fund. This packet describes the anticipated impact of the merger as well as its expected benefits to shareholders. The Board of Trustees of both municipal bond funds recommends that you vote to approve the proposal. Please read the enclosed material and vote your shares as soon as possible. (Your quick response will help us hold down communications costs.) Several methods for voting your shares are available to make it as easy as possible for you.

Here are answers to some questions you may have that should be reviewed along with the enclosed proxy materials.

What proposal am I being asked to vote on?

Shareholders as of July 21, 2006, of the California Series of Dryden California Municipal Fund (the California Fund) are being asked to approve a proposal for the acquisition of all of its assets by the California Income Series of the Dryden California Municipal Fund (the California Income Fund).

What are the reasons for this transaction?

The merger is expected to result in a larger fund with potentially lower expenses that will continue to provide income exempt from California and federal income taxes. The accompanying combined joint proxy statement and prospectus includes a detailed description of the proposal and its expected benefits to shareholders.

Do the funds have similar investment objectives and policies?

Their investment objectives are identical and cannot be changed by their boards of trustees without shareholder approval. No assurance can be given that either fund will achieve its investment objective. Their investment policies are similar.

Who are the managers of these funds?

The Prudential Fixed Income, a unit of Prudential Investment Management, Inc., is the manager for each fund. If the proposal is approved, we expect that Prudential Fixed Income will continue to be the manager and that Robert Tipp, Susan Courtney, and Dennis Hepworth will continue as the portfolio managers for the California Income Fund.

How do their expenses compare?

The California Income Fund had a lower net operating expense ratio than the California Fund as of February 28, 2006:

•                  California Income Fund (Class A):  0.92%

•                  California Fund (Class A): 1.05%

Is the transaction a taxable event for federal income tax purposes?

We do not expect this transaction to result in a taxable gain or loss for U.S. federal income tax purposes. See the proxy statement and prospectus for more information.

What will be the anticipated size of the California Income Fund after the transaction?

If the proposal is approved by shareholders, the combined fund would have had approximately $275 million in net assets as of February 28, 2006 on a pro forma basis. Moving the smaller fund (i.e. the California Fund) into the larger fund (i.e. the California Income Fund) may help the portfolio managers more efficiently manage the asset base in one fund.

How will you determine the number of shares I receive of the California Income Fund?

As of the close of business of the New York Stock Exchange (NYSE) on the transaction date, shareholders of the California Fund will receive the number of full and fractional shares of the California Income Fund equal in value to the net asset value of their current fund’s Class A, Class B, Class C, or Class Z shares, as applicable. The transaction is expected to occur as soon as practical following shareholder approval (fourth quarter 2006 or first quarter 2007).

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date?

If we do not receive sufficient votes to hold the meeting, we or MIS, an Automatic Data Processing Inc. company and proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials and cast their vote to avoid additional mailings or telephone calls. If there are not enough votes to approve a proposal by the time of a meeting, the meeting may be adjourned to permit further solicitation of proxy votes.

Under existing NYSE rules, it is not expected that brokers, banks, and other nominees will be entitled to vote the California Fund’s shares with respect to the proposal unless the beneficial owner gives specific instructions for such vote to the broker or other nominee. When a broker executes and returns a proxy card but is unable to cast a vote on a matter without specific instructions, and no specific instructions are given, the result is referred to as a “broker non-vote.” The California Fund will forward proxy materials to record owners for any beneficial owners that such record owners may represent.

If sufficient votes for a quorum have not been obtained by the California Fund, it may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum. The California Fund would only take such actions if it believes that such actions would result in sufficient shareholder votes to approve the proposal at the meeting. Therefore, shareholders who are opposed to the proposal should vote AGAINST the proposal.

Has the Board of Trustees approved the proposal?

Yes. The Trustees of each fund have approved the proposal and recommend that you also vote for the proposal.

How many votes am I entitled to cast?

You may cast one vote for each share you own of the California Fund on the record date, which is July 21, 2006.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone or by Internet, or just complete and mail back the enclosed proxy card. Please see the back page for complete details.

How do I sign the proxy card?

•                  Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

•                  Joint accounts: Both owners must sign and the signatures must conform exactly to the names shown on the account registration.

•                  All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

NS02073